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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) September 29, 2004
                               ------------------


                               Intelligroup, Inc.
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               (Exact Name of Registrant as Specified in Charter)

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         New Jersey                             0-20943                       11-2880025
-----------------------------------    ------------------------     ---------------------------------
(State or Other Jurisdiction           (Commission File Number)     (IRS Employer Identification No.)
      of Incorporation)

499 Thornall Street
Edison, New Jersey                                                                  08837
----------------------------------------                                      ----------------
(Address of Principal Executive Offices)                                         (Zip Code)

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                                 (732) 590-1600
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                         (Registrant's telephone number,
                              including area code)



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Fifth Amendment to Loan Agreement and Waiver Agreement.
Intelligroup, Inc. (the "Company") and its wholly-owned subsidiary, Empower, Inc. signed an amendment to its Loan Agreement with PNC Bank ("PNC"). On September 29, 2004, the Company, Empower, Inc. and PNC executed the Fifth Amendment to the Loan Documents and Waiver Agreement (the "Fifth Amendment"). Under the terms of the Fifth Amendment the Company agrees, among other things, to maintain an average undrawn availability balance of not less than five million dollars ($5,000,000) or otherwise be subject to financial covenants, submit third quarter financial results to PNC within sixty (60) days of the quarter end, apply a sufficient portion of the fifteen million dollar ($15,000,000) purchase price (the "Purchase Prince") paid in the Private Placement (as defined in Item 1.02 below) to the Company's Revolving Loan Obligations (as defined in the Fifth Amendment) so as to cause the undrawn availability to be not less than five million dollars ($5,000,000) and to deposit the balance of the Purchase Price in an investment account with PNC. In the event the Company fails to maintain a minimum average undrawn availability balance of five million dollars ($5,000,000), the Company will have to satisfy certain financial covenants, including a one-to-one fixed charge coverage ratio covenant, as set forth in the Fifth Amendment. Pursuant to the terms of the Fifth Amendment, PNC agreed to waive certain existing and prospective defaults, including, but not limited to, the Company's failure to comply with the following Loan Agreement covenants: Total Stockholder's Equity, Unconsolidated Stockholder's Equity and Minimum EBITDA, any event of default arising from the issuance of corrected financial statements for the years ended December 31, 2003, 2002 and 2001 and each quarterly period beginning on January 1, 2004, any event of default which would occur as a result of the Private Placement (as defined in Item 1.02), and any event of default arising from delisting proceedings or delisting of the Company's common stock from the Nasdaq National Market (as more fully described in Item 3.01 below).

Amendment to Shareholder Protection Rights Plan.
As previously disclosed in the Current Report on Form 8-K, filed with the Securities and Exchange Commission (the "SEC") on October 1, 2004, the Company amended its Shareholder Protection Rights Agreement, dated as of November 6, 1998 (the "Rights Agreement"), on September 30, 2004. The Rights Agreement provided for the distribution of one preferred stock purchase right (a "Right") for each outstanding common share, par value $0.01 per share (the "Common Stock"), of the Company upon the occurrence of certain events as set forth therein. Pursuant to Section 5.4 of the Rights Agreement, the Company amended the Rights Agreement to, among other things, define the term "Expiration Time" as September 30, 2004. The Rights Agreement, as amended, expired on September 30, 2004. Therefore, as of October 1, 2004, the holders of shares of the Company's Common Stock no longer have any rights pursuant to the Rights Agreement.


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ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Common Stock Purchase Agreement.
As previously disclosed in the Current Report on Form 8-K, filed with the SEC on October 1, 2004, on September 29, 2004, the Company, SB Asia Infrastructure Fund L.P. ("SAIF") and Venture Tech Assets Ltd. ("Venture Tech" and together with SAIF, the "Investors") rescinded that certain common stock purchase agreement, dated September 24, 2004 (the "Terminated Purchase Agreement"). Pursuant to the terms of the Terminated Purchase Agreement, the Investors agreed to acquire an aggregate of 17,647,058 shares of the Company's common stock in a private placement at a purchase price of $0.85 per share for a total purchase price of $15,000,000 (the "Private Placement"). As contemplated in the Terminated Purchase Agreement, the Investors would have owned approximately 50.3% of the Company's outstanding common stock, with SAIF owning approximately 33.5% and Venture Tech owning approximately 16.8%. The Terminated Purchase Agreement also provided that the Investors would have the right to designate five of the nine members of the Company's Board of Directors, and granted the Investors certain other rights, including the right to have their shares of common stock registered under the Securities Act of 1933, as amended, the right to participate in future equity offerings and approval rights with respect to specified significant transactions.

Also, as previously disclosed on the Current Report on Form 8-K, filed with the SEC on October 1, 2004, on September 29, 2004, the Company and the Investors entered into a new purchase agreement (the "Purchase Agreement"). The terms of the Purchase Agreement are substantially the same as the terms of the Terminated Purchase Agreement, except that the Purchase Agreement allows the Investors to complete certain future business combinations, subject to receipt by the disinterested members of the Board of Directors of the Company of an opinion from a nationally-recognized financial advisor to the effect that the transaction is either fair to the shareholders of the Company from a financial point of view or necessary for the continued financial viability of the Company. If the transaction is one that would require shareholder approval, then the transaction must be approved by a majority of the shareholders that are unaffiliated with the Investors. The foregoing restrictions would not apply to transactions, the primary purpose of which, is to reincorporate the Company in another jurisdiction.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION.

On September 30, 2004, as a result of the Private Placement, the Company's remaining obligation to pay Ashok Pandey US$500,000 under the change in control provisions of that certain Settlement Agreement, dated August 7, 2003, by and between the Company and Mr. Pandey, filed as an Exhibit to the Company's Current Report on Form 8-K, filed with the SEC on August 12, 2003, (the "Pandey Agreement") became immediately due and owing. The Company's total obligation under the Pandey Agreement was for US$750,000, US$250,000 of which was previously paid to Mr. Pandey on October 14, 2003, with two further equal annual installments due on October 14, 2004 and 2005. In connection with entering into the Pandey Agreement, the Company recorded a $750,000 provision to cover its payment obligations under the Pandey Agreement in its consolidated statement of operations for the year ended December 31, 2003.


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ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR
STANDARD.

On September 29, 2004, the Company received a notice from the Nasdaq Hearings Department stating that the Listing Qualifications Panel (the "Panel"), which was presently considering the Company's continued listing on The Nasdaq National Market in light of the Company's failure to timely file its periodic report on Form 10-Q for the second quarter of 2004, would also consider the Company's additional deficiencies with the Nasdaq listing requirements in rendering a decision regarding the Company's continued listing on The Nasdaq National Market. Upon completion of the Private Placement, the Company was not compliant with the shareholder approval, proxy solicitation and listing of additional share requirements as set forth in the Nasdaq Marketplace Rules 4350(i)(1)(B); 4350(i)(1)(D) and 4310(c)(17), respectively.

The Company will be permitted to make a written submission to the Panel to address these additional deficiencies. The Company plans to make a written submission to the Panel setting forth the Company's reasons for proceeding with the Private Placement despite the resulting deficiencies regarding compliance with the Nasdaq Marketplace Rules. As previously disclosed in a press release issued on September 24, 2004, the Company determined, after evaluating its current and prospective financing alternatives, that the Private Placement was necessary because the Company's cash position and relative cash availability under its $15 million revolving credit facility had become inadequate to fund ongoing operations. Due to the Company's immediate and dire cash needs, the Company determined that delaying the Private Placement in order to seek shareholder approval pursuant to the Nasdaq Marketplace Rules would jeopardize not only the execution of the Private Placement but the Company's financial viability.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On September 30, 2004, pursuant to the terms and conditions of the Purchase Agreement, SAIF and Venture Tech acquired an aggregate of 17,647,058 shares of the Company's common stock. Prior to the completion of the Private Placement, there were no controlling shareholders of the Company's common stock. Following completion of the Private Placement, SAIF and Venture Tech together beneficially own approximately 50.3% of the outstanding shares of the Company's common stock. SAIF paid $9,999,999.25 to acquire 11,764,705 shares of the Company's common stock. Venture Tech paid $5,000,000.05 to acquire 5,882,353 shares of the Company's common stock. As of the date of filing, the Company is not aware of any additional information regarding the source of funds invested by the SAIF or Venture Tech.

In accordance with the terms of the Purchase Agreement, SAIF and Venture Tech together have the right to designate five of the nine directorships.

ITEM 5.02 RESIGNATION OF DIRECTORS; ELECTION OF DIRECTORS.

Resignation of Directors.
As part of the Private Placement and pursuant to the terms and conditions of the Purchase Agreement, Klaus Besier and Nic DiIorio voluntarily resigned from the Board of Directors of the Company on September 29, 2004, prior to the election of five new directors, as mentioned below.


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Election of Directors.
On September 29, 2004, the Company elected five new directors by unanimous written consent of the existing members of the Board of Directors. The following individuals were elected to the Company's Board of Directors ("Board"): Andrew Yan, Executive Managing Director of SAIF; Ravi Adusumalli, Director of SAIF; Ajit Isaac, Managing Director of PeopleOne Consulting; Sandeep Reddy, Director of Venture Tech; and Srinivas Raju, Chairman of the Board of SIFY.

The newly elected directors have not yet been assigned to any Board committees. The Company plans to evaluate the independence, skills and experience of the newly elected directors and, after such evaluation, the Board expects to reconstitute its committees.

ITEM 9.01 EXHIBITS.

4.1 - Amendment dated September 30, 2004 to the Shareholders Protection Rights Agreement dated November 6, 1998.

10.1 - Amendment dated September 24, 2004 to the Company's 2004 Equity Incentive Award Plan.

10.2 - Common Stock Purchase Agreement dated September 24, 2004 by and between Intelligroup, Inc., SB Asia Infrastructure Fund LP and Venture Tech Assets Pvt. Ltd.

10.3 - Recission Agreement dated September 29, 2004 by and between Intelligroup, Inc., SB Asia Infrastructure Fund LP and Venture Tech Assets Pvt. Ltd.

10.4 - Common Stock Purchase Agreement dated September 29, 2004 by and between Intelligroup, Inc., SB Asia Infrastructure Fund LP and Venture Tech Assets Pvt. Ltd.

10.5 - Fifth Amendment to the PNC Loan Agreement by and between Intelligroup, Inc., Empower, Inc. and PNC Bank and Waiver of Default dated September 29, 2004.

99 - Nasdaq Listing Notice

The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

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                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              INTELLIGROUP, INC.

                              By: /s/ David Distel
                              ---------------------------------------------
                              Name:  David Distel
                              Title: Chief Financial Officer and Treasurer


Date: October 5, 2004